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                                                CONFIDENTIAL TREATMENT REQUESTED
                                                                   EXHIBIT 10.19


March 22, 2001

Boeing Capital Services Corporation
P.O. Box 3707 MC 6Y-12
Seattle, Washington 98124

Re: Financing commitment among AirTran Airways, Inc. ("Airways") and AirTran Holdings, Inc. ("Holdings") on the one hand (collectively, the "AirTran Parties"), and Boeing Capital Services Corporation ("BCC" or "Boeing") on the other, in connection with Airways' and Holdings' refinancing of $230 million of debt instruments due April 2001

Ladies and Gentlemen:

The following are the amended and restated terms and conditions upon which BCC commits to participate in the refinancing of the referenced debt instruments. This document supercedes the documents dated January 23, 2001 and March 9, 2001.

A. OVERVIEW: This document relates to:

(1) Airways' issuance to BCC of $185 million principal amount of Senior Secured Notes;

(2) Holdings' issuance to BCC of $35 million principal amount of debt instruments: (i) a $17.5 million subordinated loan (the "Subordinated Notes") and (ii) a $17.5 million subordinated convertible loan by BCC to Holdings (the "Convertible Notes"); and

(3) certain amendments to future sale-leaseback financing transactions between Airways and BCC.

B. DESCRIPTION OF THE SENIOR NOTES

o  ISSUER: Airways.

o SECURITIES OFFERED: $185 million principal amount of senior secured notes (the "Senior Notes").

o  MATURITY DATE: 7 years from date of closing.
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o  INTEREST RATE: The base rate of interest payable with respect to the Senior
   Notes is 12 1/4%, payable semiannually in arrears. The base rate shall be increased or decreased, as the case may be, based upon changes in BCC's cost of borrowing for the period between November 9, 2000 and the date of funding of the Senior Notes.

o AMORTIZATION: Principal equal to $***($*** over ***) will be paid on each interest payment date. In addition, principal equal to $3.1 million plus accrued interest on such $3.1 million portion of the Senior Notes will be paid on the delivery date of each Transaction Aircraft (as herein defined). To the extent Transaction Aircraft are delivered prior to funding of the Senior Notes, the initial principal amount of the Senior Notes will be reduced by $3.1 million per Transaction Aircraft delivered on or before such date. If all 17 Transaction Aircraft shall not have been delivered by April 15, 2002 (or such later date provided in the Purchase Agreement occasioned by delivery delays caused by Boeing), an amount of principal equal to $3.1 million times the number of Transaction Aircraft less than 17 delivered, plus accrued interest on such principal amount will be due on such date. On the scheduled maturity date, all then outstanding principal will be due and payable together with all outstanding principal and interest. Boeing may at its election by notice delivered to issuer decrease the amortization of all or a portion of the Senior Notes to facilitate Boeing's sale of some or all of the Senior Notes to a third party.

o RANKING: The Senior Notes will rank senior in right of payment to any of Airways' subordinated indebtedness, and will rank equally with any senior indebtedness, including indebtedness outstanding under the proposed senior credit facility subject to the intercreditor provision set forth below.

o COLLATERAL: Subject to a lien to be provided to support a proposed $*** senior credit facility, the Senior Notes will be secured by a lien on certain of Airways' assets including:

   27 owned DC9s; 3 owned 737s; the stock of a special purpose corporation that will own 8 B717s; all present aircraft engines; all spare parts whether now existing or hereafter acquired; Airways' maintenance hangar in Orlando, Florida; non-flight fixed assets; Airways' accounts receivable whether now existing or hereafter acquired; and solely with respect to Senior Notes held by Boeing (and not subject to any prior lien to the senior credit facility), the MDC/Airways 717 purchase agreement and advance payments held by Boeing pursuant to the 717 purchase agreement.

o PREPAYMENT: Except as set forth below, no optional prepayment may be made with respect to the Senior Notes prior to the fourth (4th) anniversary of the

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*** Denotes information that has been omitted from this Exhibit pursuant to a confidential treatment request filed with the Commission.

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   issue date of the Senior Notes (subject to certain mandatory prepayments with respect to change of control, sale of assets, excess cash flow, etc if required by BCC). Thereafter issuer may prepay in whole or in part the Senior Notes at a premium of 4% in year 5, 2% in year 6 and 0% in year 7. If prior to April 16, 2004, Airways sells equity securities (not including any securities referred to in this term sheet), the net sales proceeds of such sale of equity may be applied to redeem up to ***% of the principal amount of the Senior Notes at ***% (subject to adjustment as contemplated by the second sentence of "Description of Senior Notes- Interest Rate" (e.g. if the final rate after interest rate adjustment is ***%, the redemption price would be ***%)) of their principal amount plus accrued and unpaid interest.
   Prepayments permitted in accordance with the terms hereof may be partial prepayments.

o FUNDING DATE: A date designated by Airways to BCC on 10 days' notice but in all cases on or before April 16, 2001. Except with respect to any proceeds arising from the sale/leaseback of a Transaction Aircraft prior to the funding date of the Senior Notes, the net proceeds of the issuance of the Senior Notes, the Convertible Note and the Subordinated Notes (less the fees payable to BCC and described below) shall not flow directly to Airways or Holdings, as the case may be, but instead shall be paid to Bank of New York and State Street Bank, trustees of the outstanding indebtedness, for the exclusive purpose of retiring those certain 10 1/2% Senior Secured Notes of Airways (the "10 1/2% Notes") and those certain 10 1/4% Senior Notes of Holdings (the "10 1/4% Notes"). BCC shall have no obligation to fund unless Airways and Holdings shall have (in concert with the funding to be provided by BCC) paid to such trustees funds sufficient to retire all existing obligations under the 10 1/2% Notes and the 10 1/4% Notes and to cause Bank of New York, the trustee for the 10 1/2% Notes, to release all of the collateral covered by the indenture governing such notes.

o OTHER TERMS: Except as otherwise set forth in this document, the Indenture to govern the Senior Notes will provide for terms and conditions substantially in accord with those set forth in the "Description of the Notes" provisions set forth in the October 27, 2000 "red herring" Rule 144A Offering Circular (the "Offering Circular") of Airways, mutatis mutandis, including those relating to change of control, subsidiary guarantees, asset sale proceeds, debt incurrence, excess cash flow, dividends, stock redemption and issuance, liens, affiliate transactions, mergers, registration rights. Except as provided in said Offering Circular or otherwise set forth herein, there will be no financial covenants, collateral maintenance tests, or ratios. The Subordinated Notes and the Convertible Notes will also have the benefits of these covenants.

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*** Denotes information that has been omitted from this Exhibit pursuant to a confidential treatment request filed with the Commission.

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o  SENIOR CREDIT FACILITY: $***carve-out.

o WARRANTS: Holdings shall issue to BCC warrants to purchase 4% of Holdings' common stock (on a fully diluted basis). Such warrants shall be detachable with a 5-year term. The warrants shall be registered contemporaneously with the Senior Notes and shall be priced at $4.51 per share.

C. DESCRIPTION OF THE SUBORDINATED NOTES AND THE CONVERTIBLE NOTES

o OVERVIEW: BCC shall make two separate loans to Holdings: (a) a $17.5 million subordinated loan by BCC to Holdings to be evidenced by the Subordinated Notes; and (b) a $17.5 million convertible loan by BCC to Holdings to be evidenced by the Convertible Notes.

o MATURITIES: Eight years each. Except as specifically set forth herein, the Convertible Notes will have no optional prepayments and the Subordinated Notes will have no optional prepayments without the written consent of BCC.

o INTEREST PAYMENTS: Semi-annual in arrears. Interest coupon for the Subordinated Notes is 13.25%, subject to a parallel adjustment for interest rate fluctuation as described in "Description of the Senior Notes- Interest Rate", provided that in no event shall the interest rate be less than 13%. For the Convertible Notes, the stated interest rate will be 7.75% (subject to the provisions of the paragraph entitled "Convertibility" below). If any payments of interest on either the Subordinated Notes or the Convertible Notes are not paid when due, in addition to any other rights of BCC, the loan principal will be increased by the amount of such missed payment and interest will be due going forward on the entire increased amount (and the amount of common stock into which the convertible loan is convertible will correspondingly increase based on the increased principal amount of the Convertible Notes) at an interest rate 200 basis points higher than the prior interest rate until the loans are brought current. Other customary remedies will apply.

o  *** FOR THE SUBORDINATED NOTES AND CONVERTIBLE NOTES: $***in the aggregate,
   ***.

o CONVERTIBILITY: BCC may convert some or all of the Convertible Notes into Holdings common stock in one or more tranches of not less than $1 million (or the remainder if less than $1 million remains outstanding). Upon any conversion, Holdings shall pay to BCC accrued and unpaid interest to the date of conversion on the notes so converted. The conversion price per share shall be $5.42. The underlying common shares shall be registered concurrently with the Senior Notes. So long as any of the Convertible Notes is

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*** Denotes information that has been omitted from this Exhibit pursuant to a confidential treatment request filed with the Commission.

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   outstanding and until such time as BCC shall be eligible to convert the convertible subordinated loan ("eligible" to be defined as having the actual ability to sell all the stock obtainable from conversion of the loan for a net amount sufficient to pay the outstanding principal plus all accrued and unpaid interest to the date of sale; with "actual ability" to be defined as BCC having obtained a written offer for cash from a creditworthy buyer to purchase the stock for the amount described above in the definition of "eligible"), Airways shall make increased interest payments under the Convertible Notes such that the rate of interest payable to BCC on the Convertible Notes will be the interest rate on the Senior Notes plus 1.00%. Commencing the first calendar month after the common stock underlying the Convertible Notes has been registered and is freely marketable by BCC without restriction, if Holdings common stock has closed on a national exchange at an average price of $6.42 for such calendar month, Holdings may at its option by giving written notice within 5 business days from the end of such month (after which the option for such month shall lapse and no longer be available) require BCC to convert $2.5 million of the Convertible Notes.

o  DISTRIBUTIONS TO HOLDINGS BY AIRWAYS AND PREPAYMENT OF LOANS BY HOLDINGS:
   Airways will covenant to make cash distributions to Holdings equal to the maximum amount permitted to be distributed to Holdings under the Indenture governing the Senior Notes, which if Airways shall have net income, will be 50% of Airways' net income on a quarterly basis. 50% of the amounts distributed to Holdings shall be used by Holdings to prepay the outstanding principal of the Subordinated Notes at par.

o COLLATERAL: The Subordinated Notes and the Convertible Notes shall be secured by an enforceable lien on the collateral pledged to the Senior Noteholders and the bank lender subordinated in right of payment to the Senior Noteholders and the bank lender.

D. CERTAIN AMENDMENTS TO EXISTING SALE-LEASEBACK TRANSACTION

o DESCRIPTION OF LEASE TRANSACTION: Sale-leaseback financing for the fourth through twentieth B-717-200 aircraft to be delivered under the Purchase Agreement (the "Transaction Aircraft") to be financed under the May 8, 2000 letter agreements (the "Existing Terms Sheet", which shall be amended to provide that the Rolls-Royce financing referred to in the Existing Terms Sheet shall be provided or arranged by BCC and, unless consented to by BCC (which may be withheld at the sole discretion of BCC), that each of such 17 aircraft to be lease financed by AirTran shall be Transaction Aircraft).

o SALES PRICE/ LESSOR'S COST: An amount equal to or greater than the purchase price (as calculated in accordance with the Purchase Agreement) for a Transaction Aircraft at the time of delivery; provided that any such greater amount shall not exceed the lesser of: (a) the amount which is $3.1MM in

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   excess of the purchase agreement price and (b) the current appraised market value (the"CMV") of such Transaction Aircraft as determined by a mutually acceptable appraiser to be engaged by Airways (at Airways' expense) (such greater amount as determined in accordance with (a) or (b) less the purchase price, the "FMV Premium").

o RENT: As set forth in the Existing Term Sheet (the "Pre-Adjusted Rent") for the portion of lessor's cost equal to the ***. *** (the "FMV Supplement"; the sum of *** and the *** shall comprise the "Transaction Aircraft Rent"). The Transaction Aircraft Rent will be adjusted at each delivery based on changes in interest rates as provided in the Existing Terms Sheet.

o TERM: Increased to 18.5 years for the Transaction Aircraft, plus any renewals as provided in the applicable lease.

o  ***: ***

E. MISCELLANEOUS

o EXPENSES: Airways and Holdings shall pay the reasonable out-of-pocket fees and expenses of Boeing and BCC in connection with the negotiation and documentation of the Senior Notes, the Convertible Notes, and the Subordinated Notes (including, the expenses of outside counsel). The Existing Terms Sheet shall govern counsel expense reimbursement for the leases for the Transaction Aircraft.

o EETC: Boeing shall consent to the proposed amendment to the 1999 EETC to permit Airways to grant a second lien on the EETC 717s utilizing a sale/leaseback structure, contingent upon the holders of the A and B tranches agreeing. Airways shall use its best reasonable efforts to obtain such agreement on or before funding of the Senior Notes. If, however, despite such efforts the consents shall not be procured, BCC shall nevertheless purchase the Senior Notes from Airways and Airways and BCC shall, until such time as such consents shall have been procured, pursue alternative structuring arrangements in order to provide substantially equivalent benefits and protections to BCC.

o CONTINGENT AIRCRAFT: Boeing shall have the option to cause Airways to, at Airways' option, purchase or lease up to 12 717 aircraft (the "Contingent Aircraft") during 2001, 2002, and 2003. Airways shall have no obligation to accept more than four Contingent Aircraft during any 12-month period and no

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*** Denotes information that has been omitted from this Exhibit pursuant to a confidential treatment request filed with the Commission.

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   more than two in any calendar quarter. The purchase price shall be ***.
   Airways shall have the option to lease or own any or all of the Contingent Aircraft. In the event Airways shall elect to lease one or more of the Contingent Aircraft, BCC shall provide lease financing as described in the Existing Terms Sheet (not taking into account the modifications set forth in this document re ***) and such financing shall be supplemental to the 20 aircraft commitment provided for in the Existing Terms Sheet. Boeing or BCC, as the case may be, shall advise Airways at the earliest practicable date of its intent to cause Airways to accept a Contingent Aircraft but in all cases notice shall be delivered to Airways not less than 125 days in advance. In addition, the following terms shall apply with respect to the Contingent
   Aircraft: (a) the Contingent Aircraft shall be factory new aircraft or deemed to be new aircraft for all purposes of the purchase agreement, including Boeing and other vendor warranties. Boeing shall ensure that Airways may bridge- without incremental risk, burden, or expense- to Airways' fleet hour agreement with Rolls-Royce and other power-by-the hour agreements, (b) Airways shall have no obligation to accept a Contingent Aircraft unless Boeing shall have ensured that training slots and simulator time are reasonably available sufficiently in advance of scheduled delivery, (c) the Contingent Aircraft shall be delivered to Airways in Airways' standard configuration and livery and if a Contingent Aircraft is not new, the interiors shall be refurbished with Airways interiors (including matching seats).

o CONSENTS; BINDING INTENT: Except as otherwise set forth herein, a consent required of any party may not be unreasonably withheld or delayed. This financing commitment sets forth each of the essential terms with regard to the purchase and sale of the Senior Note, the Convertible Notes and the Subordinated Notes and the other transactions contemplated hereby and is intended by the parties to constitute a legally binding obligation of each such party to sell or purchase or otherwise consummate each of the transactions contemplated hereby subject only to the terms, provisions and conditions set forth in this document. Each of BCC and the AirTran Parties represents that: (a) it has the requisite corporate and other approvals to consummate the transactions described in or contemplated by this financing commitment, (b) it is validly existing as a corporation under the laws of its state of incorporation and has the legal capacity to enter into, execute, deliver, and perform its obligations under, this document, and (c) this document has been duly authorized, executed and delivered by such party.

o CONDITIONS PRECEDENT: The parties agree to execute and deliver prior to funding of the transactions contemplated hereby, mutually acceptable definitive documentation consistent with the terms of this document (including conforming revisions to the Airways/MDC purchase agreement and the

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*** Denotes information that has been omitted from this Exhibit pursuant to a confidential treatment request filed with the Commission.

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   Existing Terms Sheet). The funding of the transaction contemplated hereby shall be subject to the following:

o The AirTran Parties shall be current on all payment obligations to The Boeing Company and its subsidiaries provided that, for purposes of this sentence, the AirTran Parties shall be deemed to be current on all payment obligations if not more than $*** in the aggregate are in arrears and any such amount in arrears shall be the subject of a current dispute between Boeing and such AirTran.

o The AirTran Parties shall have maintained in full force and effect their corporate existence, rights (charter and statutory), licenses, permits, approvals and governmental franchises necessary to the conduct of its respective business unless the Board of Directors of Airways has determined that the preservation thereof is no longer in the interest of the AirTran Parties and that termination of the corporate existence is not material to the AirTran Parties.

o Airways shall continue to be an air carrier certificated under applicable law and shall not have received notice from the United States Department of Transportation ("DOT") or the Federal Aviation Administration ("FAA") of any loss of such certification or that any investigation by the DOT or FAA has been commenced in relation to the potential revocation thereof.

o Revenue passenger miles of Airways for the fiscal quarter ending March 31, 2001 shall be no less than ***% of the revenue passenger miles for the same period in the prior year.

o Revenues of Airways for the fiscal quarter ending March 31, 2001 shall be no less than ***% of the revenues for the same period in the prior year.

o AirTran shall be a "citizen of the United States" as contemplated by applicable U.S. aviation law.

o  None of the following events shall have occurred or be continuing:

   (a) the acceleration of obligations or the termination of a lease upon the occurrence of an "Event of Default" under a BCC financing arrangement with Airways;

   (b) Airways' hull and liability insurance for flight equipment shall have been canceled or declared ineffective;

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*** Denotes information that has been omitted from this Exhibit pursuant to a confidential treatment request filed with the Commission.

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   (c)  Airways and Holdings shall fail to maintain at all times their corporate existence, or they shall otherwise wind-up, liquidate, or dissolve;

   (d) Airways shall voluntarily or involuntarily terminate or suspend all or a substantial portion of its commercial airline operations, or Airways shall cease to be a certificated air carrier or its certificate shall be suspended in any manner;

   (e) Airways or Holdings consents to the appointment of or the taking of possession by a receiver, trustee, or liquidator of itself or of substantially all of its property, or Airways or Holdings admits in writing its inability to pay its debts generally as they come due, or does not pay its debts generally as they become due or makes a general assignment for the benefit of creditors, or Airways or Holdings files a voluntary petition in bankruptcy or a voluntary petition or an answer seeking reorganization, liquidation or other relief in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) or an answer admitting the material allegations of a petition filed against Airways in any such case, or Airways or Holdings seeks relief by voluntary petition, answer, or consent under the provisions of any other bankruptcy or other similar law providing for the reorganization or winding-up of corporations

   (f) an order, judgment, or decree is entered by any court of competent jurisdiction appointing, without Airways' or Holdings's consent, a receiver, trustee, or liquidator of Airways or Holdings or of substantially all of its property, or substantially all of Airways's or Holdings's property is sequestered, or granting any other relief in respect of Airways or Holdings as a debtor under any bankruptcy laws or other insolvency Laws (as in effect at such time), and any such order, judgment, or decree of appointment or sequestration remains in force undismissed, unstayed, and unvacated; or

   (g) a petition against Airways or Holdings in a case under any bankruptcy laws or other insolvency laws (as in effect at such time) is filed and not withdrawn or dismissed, or if, under the provisions of any law providing for reorganization or winding-up of corporations that applies to Airways or Holdings, any court of competent jurisdiction assumes jurisdiction, custody, or control of Airways or Holdings or of substantially all of the property of Airways or Holdings, and such jurisdiction, custody or control remains in force unrelinquished, unstayed, and unterminated; or

   (h) Boeing terminates the Purchase Agreement, because of Airways's payment default thereunder, at a time when firmly committed 717-200 aircraft otherwise would have been deliverable to Airways thereunder.

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   (i)  a final non-appealable uninsured judgment or judgments for the payment of money is or are entered by a court or courts of competent jurisdiction against AirTran or Holdings and such judgment or judgments remain unsatisfied, undischarged, unbonded or unstayed which individually or in the aggregate exceed $***.

   (j) Since the date of this letter agreement, Airways shall have experienced a total loss of any aircraft in passenger service the result of which has or is reasonably likely to have a material and adverse effect upon the condition (financial or other), business, earnings, properties, net worth or results of operations of the AirTran Parties taken as a whole.

   (k) (i) trading in Holdings' Common Stock shall have been suspended by the U.S. Securities and Exchange Commission or the American Stock Exchange,
        (ii) trading in securities on the American Stock Exchange or the Nasdaq National Market shall have been suspended or limited or minimum prices shall have been established on either of such Exchange or National Market, in each case by action of the governing body thereof or by order of the Securities and Exchange Commission, (iii) a banking moratorium shall have been declared either by federal or New York State authorities, (iv) there shall have occurred any declaration by the United States of a national emergency or war or the trading of corporate bonds on the American Stock Exchange or Nasdaq National Market shall have been halted or suspended or (v) any action shall have been taken by any federal, state or local government or agency in respect of its monetary or fiscal affairs which shall have resulted in the trading of corporate bonds on the American Stock Exchange or Nasdaq National Market being halted or suspended.

   (l) since the date of this letter agreement, Liens shall have been imposed upon the properties of Airways or Holdings by any Governmental Authority securing, in any individual case or in the aggregate, obligations in excess of $***.

   (m) without the prior written consent of Boeing, a change shall have been made after the date of this letter agreement in the Articles or Certificate of Incorporation or Bylaws of any AirTran Party.

   (n) without the prior written consent of Boeing, there shall have been a disposition after the date of this letter agreement by any AirTran Party out of the ordinary course of business of assets having, individually or in the aggregate, a fair market value (as determined in good faith by

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*** Denotes information that has been omitted from this Exhibit pursuant to a confidential treatment request filed with the Commission.

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        the Board of Directors of Holdings) in excess of $*** (exclusive of the sale and leaseback of up to eight Boeing 717 Aircraft in the first and second quarters of 2001).

   (o) without the prior written consent of Boeing, Holdings shall have created after the date of this letter agreement any Lien on the common stock of Airways or its subsidiaries securing indebtedness for money borrowed (other than in connection with any senior revolving credit facility permitted hereunder).

   (p) without the prior written consent of Boeing, any AirTran Party shall have created after the date of this letter agreement any Lien or encumbrance on any of the Collateral securing any obligations individually or in the aggregate in excess of $***.

   (q) without the prior written consent of Boeing, Airways shall have incurred after the date of this letter agreement any additional indebtedness for money borrowed in excess of $*** (exclusive of loans to finance progress payments payable to McDonnell Douglas Corporation and/or the acquisition of Boeing 717 Aircraft and other loans which would be permitted under paragraph (c) of the "Limitations on Indebtedness" as set forth on pages 51-52 of the Offering Circular).

   (r) Without the prior written consent of Boeing, any AirTran Party shall have made one or more capital expenditures or entered into one or more contracts for capital expenditures after the date of this letter which individually or in the aggregate exceeds $*** (excluding for purposes of this sub-clause (r), any capitalized portions of airframe, engine, or component maintenance, aircraft progress payments payable to Boeing and its affiliates, and spare parts removed and purchased from the consigned inventory of B-717 spare parts).


        [remainder of page intentionally omitted]

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*** Denotes information that has been omitted from this Exhibit pursuant to a confidential treatment request filed with the Commission.

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Subject to agreed thresholds, Boeing will have cross defaults among its transactions with the AirTran Parties (which are not transferable to non-Boeing affiliates other than Rolls-Royce and its affiliates). If the foregoing accurately represents your understanding, please sign below and return a copy to AirTran Airways.

Very truly yours,

/s/ STEVEN A. ROSSUM
----------------------------
Steven A. Rossum
Vice President and Treasurer
AirTran Holdings, Inc. and
AirTran Airways, Inc.


Acknowledged and agreed:


Boeing Capital Services Corporation


By: /s/ JORDAN S. WELTMAN
    -----------------------------
    JORDAN S. WELTMAN

Title:  Managing Director- Customer Financing

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